Exhibit 10.2
FORT SCHUYLER MANAGEMENT CORPORATION LEASE
THIS LEASE (“Lease”) is entered into effective as of October 1, 2021 (“Effective Date”) and is between the Landlord and the Tenant hereinafter named.
Landlord:    Fort Schuyler Management Corporation
SUNY Polytechnic Institute
NanoFab East 4205
257 Fuller Road
Albany, New York 12203
Tenant:    Athenex, Inc. (formerly known as “Kinex Pharmaceuticals, Inc.)
1001 Main Street
Buffalo, New York 14203
ARTICLE 1Definitions and Basic Provisions
1.1Tenant shall pay to Landlord Rent (hereinafter defined) upon the terms and conditions set forth in this Lease. “Rent” includes Base Rent (hereinafter defined) and Additional Rent (hereinafter defined). “Base Rent” is $2.00 per year. “Additional Rent” is the other charges which are specified in this Lease and which may be invoiced by Landlord upon the terms set forth below. Base Rent shall be payable in advance before each anniversary of the Effective Date, with the first such payment due on or before the Commencement Date, to Landlord without the need for invoicing from Landlord. Additional Rent shall be due within thirty (30) days of the date of Landlord’s invoice. Additional Rent or other sums due and payable pursuant to this Lease remaining unpaid after the due date shall accrue interest at an annual rate of five (5%) percent accruing from the due date until paid.
1.2Pursuant to that certain Agreement for Medical Technology Research, Development, and Innovation and Commercial Alliance effective as of May 1, 2015, as amended, between Fort Schuyler Management Corporation and Kinex Pharmaceuticals, Inc. (the “Alliance Agreement”), the “Term” of this Lease is for ten (10) years beginning on the date of the “Manufacturing Facility Completion”, as such term is defined in the Alliance Agreement (the “Commencement Date”) and ending ten (10) years thereafter (the “Termination Date”), unless sooner terminated in accordance with the provisions of this Lease. Notwithstanding the foregoing, Manufacturing Facility Completion shall occur before December 31, 2021. Promptly following the determination of the Commencement Date, the parties shall enter into a Commencement Date Agreement setting forth the actual Commencement Date and the Termination Date.
1.3Tenant leases from Landlord that certain space encompassing approximately 409,000 square feet in the facility located at 3805 Lakeshore Drive East, Dunkirk, New York (the “Building”) and consisting of approximately 33.6 acres of real property and also referred to as Tax Identification Number 80.01-1-3 and more particularly described on Exhibit A attached hereto (the “Land”), and that certain manufacturing equipment to be set forth in more particular detail by the Parties on Exhibit B attached hereto within six (6) months of the Effective Date (the ‘‘Manufacturing Equipment” and collectively with the Building and the Land, the “Premises”), together with the right to use all common areas and amenities available for common use at or related to the Premises, including without limitation any walks, driveways, service areas, areas of ingress and egress, landscape areas, retaining walls, fire hydrants, traffic signalization, storm water detention and retention facilities, wastewater treatment facilities, utility systems and parking areas (collectively, the “Common Areas”). Tenant expressly acknowledges that as of the Commencement Date it will have inspected the Premises and be fully familiar with the physical conditions thereof. Tenant acknowledges that Landlord (i) has made no representation respecting the physical condition of the Premises, including the existence of any hazardous substances, any defects or other matters concerning their physical condition, except as expressly set forth in this Lease (provided, however, that the Parties acknowledge and agree that the specifications of the Building and the Land, including without limitation the square footage and acreage thereof, have been incorporated herein for reference purposes only and no representations or warranties are being made regarding the same) and (ii) shall have no obligation to do any initial build-out or fit-up work in and to the Premises.
1.4Option. Landlord hereby grants to Tenant at the expiration of the Term, the option (the “Option”) to extend the Lease for an additional ten (10) year term (the “Renewal Term”) upon the same terms and conditions as contained herein. Pursuant to Section 4.3 of the Alliance Agreement, in order to exercise the Option, Tenant shall commit to spend or incur at least an additional $1.50 Billion in additional combined capital, operating expenses, raw materials, labor, supplies, equipment, capital expenditures and other costs in the Manufacturing Operation at the Manufacturing Facility (as such terms are described in Section 4.3 of the Alliance Agreement) during the Renewal Term. Pursuant to Section 5.1(i) of the Alliance Agreement, the Parties hereby acknowledge that they have agreed that Tenant’s extension will be in accordance with the provisions of this Lease, including this Section 1.4, and that Tenant shall not have the option to purchase the Building and the Manufacturing Equipment under Section 5.1(i) unless the Parties otherwise agree to the same pursuant to a separate writing.
The foregoing Option may be exercised only by written notice delivered by Tenant to Landlord no later than ninety (90) days prior to the expiration of the Term. Tenant may only exercise the Option if, on the date of delivery of the notice to Landlord, Tenant is not in default of this Lease beyond the applicable notice and cure period and is operating the Manufacturing Operations at the Premises.
1.5Tenant shall have the right to use the Premises for the Tenant and Tenant’s Affiliates (hereinafter defined) activities in connection with the manufacture of high potency oral and sterile injectable pharmaceutical products and/or any other products and all other activities related thereto, including, but not limited to, general office use, corporate offices, laboratories and cafeteria uses (the “Permitted Use”).
1.6Landlord and Tenant enter this Lease with reference to the Alliance Agreement and that certain Site Access Agreement, effective as of August 9, 2017 between the Parties (the “Site Access Agreement”), and Tenant and Landlord acknowledge and agree that Landlord and

Tenant entering into the Lease satisfies Landlord’s and Tenant’s obligation under the Alliance Agreement to enter into a lease agreement relating to the Premises.
ARTICLE 2Granting Clause
In consideration of the obligation of Tenant to pay Rent and in consideration of the terms, covenants, and conditions of this Lease, Landlord hereby demises and Leases to Tenant, and Tenant hereby takes from Landlord, the Premises as described in Section 1.3, TO HAVE AND TO HOLD the Premises for the Term, all upon the terms and conditions set forth in this Lease. So long as Tenant is not in default under this Lease beyond any applicable notice and cure period, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet possession of the Premises, subject only to the declarations, easements or other encumbrances of record.
ARTICLE 3Utilities, Operating and Maintenance Expenses
3.1Tenant shall be responsible for payment of utilities that are consumed at the Premises.
3.2Except for Landlord’s obligations set forth in Section 3.3 of this Lease, Tenant shall be responsible for the maintenance and repair of the Premises, including without limitation, maintenance and operating expenses, utilities and municipal charges. As of the Commencement Date, Tenant shall be responsible for real estate taxes assessed against the Premises and any amounts paid pursuant to a PILOT Agreement or such other similar agreement with a government entity. Tenant shall be responsible for the maintenance and repair of the Building’s insulated metal panel cladding in the locations near the roof elevations as more fully described in that certain Athenex Manufacturing Facility Insulated Metal Panel Deformation Technical Opinion dated March 16, 2020 prepared by Genesis AEC (the “Roof Panel Cladding”).
3.3Except for such liability, responsibility and obligations which Tenant expressly agreed to take on and bear pursuant to the Site Access Agreement, including without limitation Sections 3, 4, 5 and 6 thereof, all of which shall be deemed incorporated herein to the same extent as if restated herein in their entirety (and which shall remain Tenant’s responsibility under Section 3.2 above), Landlord shall, at its sole cost and expense, keep the foundation, the exterior walls, plate glass windows, exterior entrance doors, exterior entrance door closure devices, and other exterior openings; window and window frames, molding, locks, and hardware; signs, placards, decorations or advertising media of any type, underground utilities, roof exclusive of the Roof Panel Cladding, and furnace of the Building in good order, condition and repair and make all necessary repairs and/or replacements thereto, reasonable wear and tear excepted. Landlord will coordinate any such maintenance and repair work with Tenant so as to minimize the disruption of Tenant’s Permitted Use.
Notwithstanding the foregoing, Landlord and Tenant shall solely or jointly, as applicable, enforce all warranties or other contractual rights for maintenance, repair or replacement against any third parties (“Warranties”) held by Tenant or Landlord covering any portion of the Building or the Manufacturing Equipment. In addition, to the extent requested by

Landlord or otherwise necessary for Landlord to perform its obligations hereunder, Tenant shall take all actions necessary to assign all Warranties on the Building and the Manufacturing Equipment to Landlord to the extent permissible. Tenant shall fully cooperate with Landlord and shall take all necessary action in order to fully enforce all Warranties applicable to the Building and Manufacturing Equipment.
Tenant hereby represents and warrants to Landlord that the AIA Document A141tm 2014, Standard Form of Agreement between Tenant and Exyte U.S., Inc. dated the 29th of December, 2017, as amended, is the only agreement that exists regarding the construction of the Building wherein Tenant is a party and that all other parties who performed construction services relating to the Building did so as subcontractors of Exyte U.S., Inc.
3.4In the event the Premises should become in need of maintenance, repair or replacement required to be made by either party hereunder, said party will perform said maintenance, repair and replacement activities in compliance with all applicable federal, state, county and municipal laws, ordinances, codes, rules, orders, and regulations. Subject to Article 7, Tenant shall give Landlord such access as is reasonably necessary to carry out its obligations under Section 3.3. If Landlord desires to do any work (for maintenance or repairs or otherwise) that may require an interruption of any utility service to the Premises or cause any interference with Tenant’s operations or access to the Premises, Landlord must comply with these requirements (except in the event of any Emergency (hereinafter defined) that precludes compliance with one or more of the following requirements, in which case Landlord will comply with the requirements to the extent reasonably possible): (a) Landlord will give Tenant at least ninety (90) days advance written notice of such planned work, (b) the work may only occur during times reasonably approved by Tenant (and the parties agree that Tenant may require that the work occur outside of normal business hours), (c) any interruptions may not be more than four (4) hours in length, (d) Landlord, at Landlord’s cost and expense, will provided for temporary utility services and access to the Premises reasonably satisfactory to Tenant, and (e) in the case of a power interruption, Landlord will reimburse Tenant for the cost of operating Tenant’s onsite generators. If Landlord is delayed in fulfilling its obligations under this Lease due to the operation of this paragraph, the time for Landlord’s performance of its obligation will be extended on a day-for-day basis by the amount of the delay.
If Tenant notifies Landlord that Landlord’s failure to perform Landlord’s maintenance and repair obligations under Section 3.3 is having a material and adverse impact on Tenant’s operations, Landlord will respond within twenty-four (24) hours with a statement of Landlord’s plan to address the failure and the estimated time for cure, will commence the cure as soon as possible (but in any event within forty-eight (48) hours after Tenant’s notice), and will diligently pursue and keep Tenant informed of the progress of the cure. If Landlord fails to do so, then Tenant may, in addition to any other remedies available at law or equity, cure Landlord’s failure on Landlord’s behalf and Landlord will, within ten (10) days after Tenant’s written demand, reimburse Tenant for the costs and expenses incurred by Tenant including actual and reasonable attorneys’ fees. If Landlord fails to timely reimburse Tenant, then Tenant may offset the amount against the $1.52 Billion required to be spent by Tenant during the Term and the $1.50 Billion required to be spent by Tenant during the Renewal

Term as provided in Section 4.3 of the Alliance Agreement.
ARTICLE 4Use and Care of Premises
4.1The Premises may be used only for the Permitted Use, and for no other purposes without the prior written consent of Landlord, which consent shall be in the sole and absolute discretion of the Landlord.
4.2Tenant shall not, without the Landlord’s prior written consent, keep anything within the Premises or use the Premises for any purpose, or create any conditions at the Premises that invalidates any insurance policy carried by Landlord on the Premises or causes the rate of insurance on the Premises to increase. Notwithstanding the foregoing, however, Landlord represents that Tenant’s Permitted Use allowed hereunder does not conflict with and will not cause an increase in the rate of fire insurance on the Building.
4.3If the rate of insurance on the Premises is higher as a result of the failure of Tenant to comply with Section 4.2, then Landlord shall make Tenant aware of such increase and the reason for such increase and give Tenant an opportunity to cure the same, provided that if Tenant cannot cure the same within a reasonable period, Tenant shall reimburse Landlord for the reasonable additional insurance premiums thereafter paid by Landlord after the Landlord’s written demand so long as Landlord’s written demand includes evidence that reasonably supports such requested increase, which shall be included in Additional Rent.
4.4All property kept, stored or maintained within the Premises by Tenant shall be at Tenant’s sole risk. Landlord shall not be liable for any loss or damage to any such Tenant property, unless caused by the negligence or willful misconduct of Landlord or any Landlord Party (hereinafter defined).
4.5Tenant shall take good care of the Premises and keep the Premises reasonably free from waste at all times.
4.6Tenant shall procure, at its sole expense, any permits and/or licenses required for the transaction of its business on the Premises and otherwise comply with all applicable laws, ordinances and governmental regulations. Landlord will reasonably cooperate in the institution and prosecution of any such permits and will execute any documents reasonably required in connection with any permits or licenses.
4.7Tenant shall not do, and shall not knowingly permit to be done, anything which creates a lien upon the Premises for which proof of removal is not provided within ten (10) days after written notice thereof to Tenant.
ARTICLE 5Maintenance and Repair of Premises
5.1Landlord shall be responsible for repairs to the Premises as provided in Section 3.3 of this Lease.

5.2Except for Landlord’s obligations set forth in Section 3.3 of the Lease, Tenant shall keep the Premises in good, clean, habitable condition, subject to reasonable wear and tear and damage by casualty and condemnation. Without limiting the coverage of the previous sentence, it is understood that Tenant’s responsibilities include any damage to the extent caused by Tenant or Tenant’s Affiliates (hereinafter defined), partners, licensees, sublicensees, sublessees, invitees or agents, or any of their respective officers, directors, employees, contractors, agents or assigns (the “Tenant Parties”), wherever located, necessitating any repair and replacement of, in, or to the Premises. If any maintenance, repairs or replacements required to be made by Tenant hereunder or otherwise in this Lease are not initiated within thirty (30) days after written notice delivered to Tenant by Landlord, Landlord may at its option make such repairs without liability to Tenant for any loss or damage which may result by reason of such repairs, and Tenant shall pay to Landlord all costs incurred by Landlord in connection therewith within thirty (30) days of demand as Additional Rent hereunder. Tenant, at its sole cost and expense, shall keep the Premises free of insects, rodents, vermin and other pests and shall pay any reasonable cost incurred by Landlord as a result of a pest infestation in the Premises, which amount shall be Additional Rent. At the expiration of the Lease, Tenant shall surrender the Premises in good condition, excepting reasonable wear and tear, the maintenance obligations of Landlord under Section 3.3, and loss to be restored by Landlord in accordance with Article 11.
ARTICLE 6Alterations
Except for Pre-Approved Alterations, Tenant shall not have the right to make alterations, additions, and improvements to the Premises (“Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. “Pre-Approved Alterations” means (i) the installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Premises, (ii) Alterations that are nonstructural and do not involve building penetrations that adversely affect the Building’s structure, and (iii) Alterations that are substantially consistent with the conceptual plans and scope of work that have been reviewed and approved by Landlord prior to the date of this Lease. All repairs, alterations, additions, improvements and fixtures (other than Tenant’s unattached, readily movable furniture and other equipment) which may be made or installed by either party upon the Premises shall remain upon and be surrendered with the Premises and become the property of Landlord at the termination of this Lease, unless otherwise set forth in this Section 6.
ARTICLE 7Landlord’s Right of Access
Landlord may enter the Premises (excluding the portions of the Premises secured by Tenant for hosting sensitive equipment or materials, which Landlord shall only be able to access after executing a commercially reasonable non-disclosure agreement and, at Tenant’s election, when accompanied by a representative or agent of Tenant) during normal business hours on not less than two (2) business days’ prior written notice (except in an Emergency, when no notice is required) in order to exercise its rights or perform its obligations under this Lease. “Emergency” means a materially unsafe condition with respect to the Premises causing imminent danger to persons or property.

Landlord may enter the Premises (excluding the portions of the Premises secured by Tenant for hosting sensitive equipment and operations, which Tenant shall only be able to access as set forth above) during normal business hours on not less than two (2) business days’ written notice for the purposes of showing the Premises to prospective purchasers and lenders, verifying Tenant’s Investment & Spending and Employment Targets as required pursuant to the Alliance Agreement, or verifying Tenant’s compliance with any other provisions of the Alliance Agreement.
In connection with any entry by Landlord other than in the event of an Emergency, (a) Landlord agrees to collect a duly executed non-disclosure agreement on Tenant’s then- current form provided the same is commercially reasonable before permitting any third party (person or entity) to enter the Premises, (b) Tenant may deny access to the Premises to third parties if Tenant determines in its sole discretion that allowing the third party potential exposure to Tenant’s proprietary and confidential information within the Premises would be detrimental to Tenant’s business interests, and (c) Landlord and any other party will enter the Premises only when accompanied by a representative of Tenant and only in compliance with Tenant’s commercially reasonable security programs and confidentiality requirements.
ARTICLE 8Utilities and Services
Except as expressly set forth herein, Landlord shall not be liable for any interruption whatsoever in utility service or any other service for the Premises. Landlord shall not be liable to Tenant or anyone else for any loss or damage to person, property or business, unless due to the negligence of Landlord or any Landlord Party, nor shall Landlord be liable for any latent defects in the Premises. Landlord or its agents shall not be liable for any damage to property of Tenant or any Tenant Party nor for the loss of or damage to any property of Tenant or any Tenant Party by theft or otherwise, unless due to the negligence or willful misconduct of Landlord or any Landlord Party. Neither Landlord nor its agents shall be liable for any injury or damage to persons or property resulting from fire, explosion, falling ceilings, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Premises or from pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatever nature, including but not limited to the making of repairs and improvements, unless caused by or due to the negligence of Landlord, its agents, servants or employees.
ARTICLE 9Indemnity and Insurance
9.1Tenant shall indemnify, hold harmless and defend Landlord, State University of New York Polytechnic Institute of Technology including the Colleges of Nanoscale Science and Engineering, SUNY Polytechnic Foundation, Inc., The Research Foundation for the State University of New York, New York Center for Research, Economic Advancement, Technology, Engineering and Science Corporation, d/b/a NY CREATES, Fuller Road Management Corporation, New York State Urban Development Corporation, d/b/a Empire State Development, the State of New York, and the State University of New York (collectively, the “Landlord Parties”) and their respective officers, directors, managers, members, employees, agents, advisors, and assigns (collectively, together with the Landlord Parties, the “Landlord Indemnified Parties”) from and against all Claims (hereinafter defined), which may be imposed on, incurred by, or asserted against one or more of the Indemnified Parties to the extent arising out of or related to any one or more of the following, except to the extent that such Claims were caused by the negligence or willful misconduct of the Landlord Indemnified Party seeking indemnification hereunder, in which case the indemnity shall not apply to the extent that the subject Landlord Indemnified Party was responsible for the negligence that caused such Claims: (a) any failure by Tenant to perform any of Tenant’s agreements, terms, or conditions under this Lease, including but not limited to, any required action of Tenant to fully enforce all Warranties and to assign such Warranties to the Landlord in accordance with Article 3 hereof; (b) any wrongful act or negligent act or omission by one or more of Tenant or any Tenant Party; and (c) any injury to any person or any damage to property on or about the Premises resulting from or related to the use of, or conduct of business in the Premises by Tenant or any Tenant Party. “Claims” means any and all third-party claims for losses, liabilities, damages, costs and expenses (including actual and reasonable attorneys’ fees).
9.2The indemnifications set forth in this Article 9 and otherwise in this Lease shall remain operative and in full force and shall survive the termination or expiration or assignment of this Lease. For purposes of this Lease, “Affiliate” shall have the meaning set forth in Section 2.1 of the Alliance Agreement.
9.3Landlord and Tenant shall purchase and maintain, at their sole cost and expense, the types and limits of insurance coverages, and on the other terms and conditions, set forth on Exhibit G of the Alliance Agreement, beginning on the Commencement Date and ending upon the termination or expiration of the Term or Renewal Term, all of which obligations shall be deemed to be fully incorporated herein.
9.4Tenant shall secure written agreement of its insurance carrier(s) and, upon request, copy same to Landlord, agreeing to notify Landlord in writing no less than thirty (30) days prior to any cancellation or termination of any of the foregoing policies and coverages.
9.5Such policies or duly executed certificates of insurance shall be promptly delivered to Landlord, but in no event later than five (5) days prior to Tenant’s occupancy of the Premises and renewals thereof as required shall be delivered to Landlord at least ten (10) days after the expiration of the respective policy terms. Delivery of such certificates, in form reasonably satisfactory to Landlord, shall be a pre-condition to Tenant’s occupancy. If Tenant should fail to comply with the foregoing requirements relating to insurance, and such failure shall continue for ten (10) business days after written notice from Landlord of such failure, Landlord may obtain such insurance and Tenant shall pay to Landlord on demand as Additional Rent the premium cost thereof.
9.6Tenant may, at Tenant’s sole discretion and at Tenant’s sole cost and expense, obtain pollution legal liability insurance coverage (the “PLL Policy”) for the Premises for pre-existing contamination conditions. If Tenant obtains a PLL Policy, then, notwithstanding anything to the contrary in this Lease, Landlord and Landlord Parties covenant and agree that they shall, and shall require all other parties under their control (including, without limitation: any other tenants, newly proposed or newly authorized easement holders, licensees, and invitees; any prospective purchasers or prospective tenants; and any lenders of Landlord or Landlord Parties or any other party involved with the Premises), to refrain from any activities with respect to the Premises (including but not limited to activities pursuant to Landlord’s rights and/or obligations under Section 3.3, Article 5, Article 6, and Article 7) that would cause coverage under the PLL Policy to be denied or otherwise rendered or deemed unavailable for a legitimate claim or actual loss that would have otherwise been afforded coverage under the PLL Policy, including, but not limited to:
(a)Refraining from conducting or requesting the conduct of, any (1) Phase II environmental investigations, including any sampling of soil, groundwater or other environmental media, and/or (2) any other sampling related to the presence or potential presence of hazardous and toxic substances (as defined herein), except when such sampling or investigation is affirmatively required to comply with applicable Environmental Law (as defined herein); or
(b)Refraining from disclosing any data or information regarding any conditions at the Premises to any environmental regulatory authorities, except when such disclosure is affirmatively required to comply with applicable Environmental Law or the New York State Freedom of Information Law.
In the event Tenant obtains a PLL Policy, and if requested by Landlord, Tenant shall name Landlord and any other Landlord Parties identified by Landlord as “additional insured” on the PLL Policy.
9.7Notwithstanding anything to the contrary in this Lease, Landlord, Landlord Parties, Tenant, Tenant Parties and each of their respective insurers each waive any and all rights to recover against the other, and against the officers, directors, shareholders, partners, joint venturers, employees, of such other party, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried by such party pursuant to this Lease or any other property insurance actually carried by such party to the extent of the limits of such policy. Landlord, Landlord Parties, Tenant and the Tenant Parties from time to time will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with some or all of the Premises or the contents therein to each other.
ARTICLE 10No Liability for Certain Damages
Except to the extent of losses that Landlord is legally liable therefor under the terms of this Lease and except to the extent caused by Landlord’s negligence or willful misconduct, Landlord Parties shall not be liable to Tenant for: (i) any injury to person or damage to property caused by Tenant or any Tenant Party or by or through the acts or omissions of other tenants of the Premises; (ii) by Tenant’s use or occupancy of or conduct of business in the Premises; (iii) by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping, or flowing into the Premises; (iv) any failure by Tenant to perform any of Tenant’s agreements, terms, or conditions under this Lease; or (v) for any damages resulting from any other circumstances set forth in Article 8.
Neither Landlord nor Tenant will be liable to the other for consequential damages, such as lost profits or interruption of either party’s business, except that this sentence (a) will not limit the liability of Landlord or Tenant for third-party claims under Article 9, and (b) will not apply to Landlord’s breach of its confidentiality obligations under this Lease.
ARTICLE 11Damages by Casualty and Condemnation
11.1Tenant shall give prompt written notice to Landlord of any damage caused to the Premises by fire or other casualty (a “Casualty Event”).
If the Premises are damaged by a Casualty Event, Landlord will notify Tenant within thirty (30) days after the Casualty Event as to the amount of time Landlord reasonably estimates it will take to restore the Premises. Thereafter, Landlord will promptly restore the Premises to the extent of available insurance proceeds therefor. If Landlord does not complete the restoration within thirty (30) days after the end of Landlord’s estimated repair period (subject to extension for Force Majeure for up to thirty (30) days), Tenant may, at its option, complete the restoration of the Premises itself and Landlord will, within ten (10) days after Tenant’s written demand, reimburse Tenant for the costs and expenses incurred by Tenant including actual and reasonable attorneys’ fees up to the amount of available insurance proceeds therefor. If Landlord fails to timely reimburse Tenant as aforesaid, then Tenant may offset the amount against the $1.52 Billion required to be spent by Tenant during the Term and the $1.50 Billion required to be spent by Tenant during the Renewal Term as provided in Section 4.3 of the Alliance Agreement. For avoidance of doubt, in the event that any Casualty Event necessitates repairs or replacements which are not covered by Landlord’s insurance, the Parties shall repair the same in accordance with their obligations hereunder, including without limitation Sections 3.2 and 3.3 hereof.
If, however, the Casualty Event occurs during the last two (2) years of the Term and if the remaining portion of the Premises is not suitable for Tenant’s use or if the Premises is not rebuilt within one hundred and eighty (180) days from the Casualty Event, Tenant shall have the right to terminate the Lease; provided, however, that such termination shall not impact, limit, eliminate or otherwise negate Tenant’s obligations hereunder to perform any repair or replacement, or otherwise cover the costs arising from, in connection with or as a result of such Casualty Event, including without limitation under Sections 3.2 and Article 9 hereof.
11.2If the whole of the Premises shall be taken by any public authority under condemnation, the power of eminent domain, or by a sale in lieu thereof under threat of condemnation (collectively “Taking” or “Taken” as the case may be), then the Term shall cease as of the day of possession pursuant to such Taking, and the Rent shall be paid up to that day.
If less than the whole but more than twenty percent (20%) of the Premises shall be Taken, Tenant shall have the right to terminate this Lease or to continue in possession of the remainder of the Premises and shall notify Landlord in writing within ten (10) days after notice of such Taking of Tenant’s intention. If twenty percent (20%) or less of the Premises shall be so Taken, the Term shall cease with respect to the part so Taken as of the day possession shall be Taken, and Tenant shall pay Base Rent and Additional Rent up to that day for the part so Taken.
Any award for the Taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the Taking of the fee, or as severance damages; provided, however, that Tenant shall be entitled to any award for loss of or damage to Tenant’s trade fixtures, moving costs and removable personal property to the extent separately awarded. Tenant shall have the right to negotiate its award separately with the condemning authority.
ARTICLE 12Assignment and Subletting
12.1Tenant shall not assign or in any manner transfer all or any part of this Lease or any estate or interest therein, or sublet the Premises or any part thereof, or grant any license, concession or other right of occupancy of any portion of the Premises (each, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld (which, for avoidance of doubt, shall not be deemed to limit Landlord’s ability to consider, among other things, whether and to what extent the potential assignee can meet the same requirements imposed by Landlord on Tenant, the financial viability of the potential assignee, the experience of the assignee in carrying out the Permitted Use and the potential assignee’s contemplated use of the Premises, including without limitation the goods to be manufactured in the Premises). A Change of Control (as defined in Section II.2.2 of the Alliance Agreement) shall constitute a Transfer and shall require the prior written consent of Landlord as set forth in the prior sentence. Notwithstanding the foregoing, Tenant may, without Landlord’s consent (i) Transfer the Lease to an Affiliate (as defined in Section II.2.1 of the Alliance Agreement) and (ii) enter into a sublease and sub-leaseback agreement with the County of Chautauqua Industrial Development Agency as provided in that certain Project Agreement entered into between the County of Chautauqua Industrial Development Agency and Athenex, Inc. dated November 1, 2017. Any Transfer by any party other than the originally named “Tenant” herein shall likewise require the prior written consent of the Landlord in accordance with the requirements set forth in this Section 12.1.
12.2Notwithstanding any assignment or subletting, Tenant shall at all times remain fully responsible and liable for the payment of the Rent herein specified and for compliance with all of its other obligations under this Lease.
12.3Tenant shall not mortgage, pledge or otherwise encumber its interest in this Lease or in the Premises without Landlord’s consent, which consent shall be in the sole and absolute discretion of the Landlord. Notwithstanding the foregoing, Tenant may without Landlords’ consent enter into a sublease and sub-leaseback agreement with the County of Chautauqua Industrial Development Agency as provided in the Project Agreement between County of Chautauqua Industrial Development Agency and Athenex, Inc. dated November 1, 2007.

ARTICLE 13Default by Tenant
The following events shall be deemed to be events of default by Tenant under this Lease:
13.1Tenant shall fail to pay any Rent or make any other payment of money when due hereunder and such failure shall continue for a period of twenty (20) days after written notice thereof to Tenant.
13.2Tenant shall materially breach any term, provision or covenant of this Lease, other than as described in subsection Section 13.1 above, and shall not cure such material breach within thirty (30) days after written notice thereof to Tenant (provided that if Tenant is pursuing a remedy in good faith, Tenant shall have such reasonable period as is necessary to cure the breach).
13.3Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.
13.4Tenant shall file, or have filed against it, a petition under any section or chapter of the national bankruptcy act (and it is not dismissed within ninety (90) days of the filing), as amended, or under any similar law or statute of the United States or any state thereof, or Tenant or any guarantor of Tenant’s obligations under this Lease shall be adjudged bankruptcy or insolvent in proceedings filed against Tenant or any guarantor of Tenant’s obligations under this Lease.
13.5A receiver or trustee shall be appointed for the Premises or for all or substantially all of the assets of Tenant.
13.6Tenant vacates or fails to conduct its business in the Premises or any substantial portion of the Premises for more than ninety (90) consecutive days.
13.7The failure of Tenant to fulfill its overall total spending obligations as set forth in Section 4.3 (Kinex Investment & Spending in connection with the Manufacturing Facility) of the Alliance Agreement, subject to such cure periods as are set forth in the Alliance Agreement.
13.8The failure of Tenant to fulfill its obligations as set forth in Section 4.4 (Kinex Employment Targets in connection with the Manufacturing Facility) of the Alliance Agreement, subject to such cure periods as are set forth in the Alliance Agreement.
13.9Any other actions or inactions on the part of Tenant constituting a default under the Alliance Agreement which results in the termination thereof.
13.10Upon the occurrence of any such events of default, Landlord shall have the option to pursue any or all remedies permissible at law, including the following:
(a)Landlord may enter upon and take possession of the Premises in order to protect them from deterioration and no notice requirement shall be required prior to Landlord taking such actions. Landlord may continue to demand from Tenant the Rent and Additional Rent, without any obligation to relet but that if Landlord, in its sole discretion, elects to relet the Premises, such action by Landlord shall not be deemed as an acceptance of Tenant’s surrender of the Premises unless Landlord expressly notifies Tenant of such acceptance in writing. Tenant further agrees that in an event of default, Landlord, in its sole discretion, may elect for all Rent and Additional Rent reserved in this Lease from the date of such breach to the expiration date of this Lease, to become immediately due and payable to Landlord.
Tenant hereby acknowledges that if Landlord relets the Premises, Landlord shall be reletting as Tenant’s agent and Tenant furthermore hereby agrees to pay to Landlord on demand any deficiency that may arise between the Rent and Additional Rent that are actually collected by Landlord. It is further agreed that in the event of default, Landlord shall have the right to enter upon the Premises, and subject to the limitation of liability provided in the Alliance Agreement, Landlord shall have the right to recover from Tenant any other out of pocket costs or expenses, including reasonable attorneys’ fees and court costs, incurred by Landlord as a result of Tenant’s default. Notwithstanding the foregoing, Tenant shall not be liable for consequential or other indirect damages (including without limitation, lost profits or business interruption).
(b)Upon the occurrence of any such events of default, Landlord may terminate this Lease with no further prior notice to Tenant except as set forth in Article 13, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession, arrearages in or acceleration of rent, enter upon and take possession of the Premises and expel or remove Tenant or any other person who may be occupying the Premises or any part thereof, as provided by law. In addition, subject to the limitation of liability provided in the Alliance Agreement, Landlord shall have the right to recover from Tenant any other actual, out-of-pocket costs or expenses, including reasonable attorneys’ fees and court costs, incurred by Landlord as a result of Tenant’s default. Subject to the limitations provided in the Alliance Agreement, Tenant agrees to pay Landlord on demand the amount of all loss and damage that Landlord may be entitled to by law. Notwithstanding the foregoing, Tenant shall not be liable for consequential or other indirect damages (including without limitation, lost profits or business interruption).
13.11If Landlord elects to exercise any remedy prescribed above, any such election shall in no way prejudice Landlord’s rights at any time thereafter to change said election in favor of any other remedy(ies) prescribed. Pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. It is further agreed that in addition to Rent payments required under this Lease, subject to the limitation of liability provided in the Alliance Agreement, Tenant shall compensate Landlord for any other actual, out-of-pocket costs or expenses, including reasonable attorneys’ fees and court costs, incurred by Landlord as a result of Tenant’s default. Notwithstanding the foregoing, Tenant shall not be liable for consequential or other indirect damages (including without limitation, lost profits or business interruption).
ARTICLE 14Holding Over
In the event Tenant remains in possession of the Premises after the expiration of the Term and without the execution of a new lease, it shall be deemed to be occupying said Premises as a Tenant at sufferance and at a rental equal to the Rent herein provided plus ten percent (10%) of such amount and otherwise subject to all the conditions, provisions and obligations of this Lease in so far as the same are applicable to a month-to-month tenancy.
ARTICLE 15Subordination
At Landlord’s written request, Tenant will subordinate this Lease and Tenant’s interest and rights under this Lease to any existing or future Superior Interest (hereinafter defined), provided that the holder of the Superior Interest has executed, acknowledged and delivered to Tenant a commercially reasonable Subordination, Attornment and Non-Disturbance Agreement (“SNDA”) that provides that: (a) Tenant’s possession of the Premises and other rights under the Lease will not be disturbed in any proceeding to foreclose the Superior Interest or in any other action instituted in connection with such Superior Interest provided Tenant is in compliance with the terms hereof, (b) Tenant will not be named as a defendant in any foreclosure action or proceeding which may be instituted by the holder of such Superior Interest, (c) insurance proceeds and proceeds from condemnation awards will be used for any restoration and repair in accordance with Section 11 of this Lease, as applicable, and (d) if the holder of the Superior Interest or any other person acquires title to the Premises through foreclosure or otherwise, the Lease will continue in full force and effect as a direct lease between Tenant and the new owner, and the new owner will assume and perform the Landlord’s obligations under this Lease, in all cases provided Tenant is in compliance with the terms hereof. The holder of any Superior Interest may, at any time, subordinate its Mortgage to this Lease, without Tenant’s consent, by giving written notice to Tenant.
“Superior Interest” means any mortgage, deed of trust, master lease(s), ground lease(s), building loan agreements, leasehold mortgages, spreader and consolidation agreements and other similar documents and instruments, which may now or hereafter affect such leases or the real property of which the Premises form a part and to all renewals, modifications, consolidations, replacements, extensions, assignments, spreaders, and refinancings thereof and to all advances made or hereafter made thereunder. Each Superior Interest whose holder has entered into an SNDA shall be a permitted encumbrance.
ARTICLE 16Notices
All communications, notices and disclosures required or permitted by this Lease shall be in writing, shall be provided to each of the parties and shall be deemed to have been given at the earlier of the date when actually delivered to each of the parties or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, by hand delivery, by overnight courier service with signed receipt or by facsimile transmission

(with written confirmation of receipt thereof), and addressed as follows, unless and until any party notifies the other parties in accordance with this Article of a change of address.
In the case of Tenant:
Athenex, Inc.
1001 Main Street, Suite 600
Buffalo, New York 14203
Attn: Johnson Y.N. Lau, CEO
With a copy to:
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
ATTN: Kelly A. Pronti, Esq.
In the case of Landlord:
Fort Schuyler Management Corporation
Scott Bateman, Treasurer
SUNY Polytechnic Institute
NanoFab East 4205
257 Fuller Road
Albany, New York 12203
With a copy to:
Hinman Straub P.C.
Attn: Philip J. Murphy, Esq.
121 State Street
Albany, New York 12207
Fort Schuyler Management Corporation
General Counsel’s Office
SUNY Polytechnic Institute
NanoFab East 4205
257 Fuller Road
Albany, New York 12203
ARTICLE 17Regulations
Tenant shall during the Term of this Lease be in compliance in all material respects with all applicable federal, state and local laws with respect to Tenant’s use and occupancy of the Premises, including, without limitation those relating to toxic and hazardous substances and other environmental matters.

If any environmental contamination (including the storage or disposal of petroleum based products) is found on the Premises as result of Tenant’s or any Tenant Party’s use and occupancy thereof on the termination of this Lease for any reason or the expiration of the Term or Renewal Term for which any removal or remedial action is required pursuant to law, ordinance, order, rule, regulation or governmental action, Tenant shall, at its sole cost and expense, take such removal or remedial action promptly to the satisfaction of the appropriate governmental agency. Tenant agrees to defend, indemnify and hold harmless Landlord and the Landlord Parties from and against any Claims arising out of or in any way related to (i) the present or future disposal, release or presence on the Premises as a result of Tenant’s or any Tenant Party’s use and occupancy thereof of any hazardous or toxic substances (including, without limitation, any petroleum based products), (ii) any personal injury or property damage arising out of or related to such hazardous or toxic substances caused by the negligence or willful misconduct of Tenant or any Tenant Party, (iii) any lawsuit brought or threatened, settlement reached or government order given or related to such hazardous or toxic substances, and/or (iv) any violation of any law, order, regulation, requirement or demand of any governmental authority which is based upon or related to such hazardous or toxic substances. However, Tenant will not be liable for, and Landlord releases Tenant from, any claims for speculative, indirect or consequential damages, including any lost sales or profits of Landlord. For purposes of this Article, “hazardous and toxic substances” shall include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, petroleum based products, hazardous or toxic substances or related materials described in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the New York Environmental Conservation Law, the Resource Conservation and Recovery Act, as amended, and the regulations adopted and publications promulgated pursuant thereto.
ARTICLE 18Miscellaneous
18.1Tenant covenants not to sue the Landlord Parties for breaches of this Lease, and will look only to Landlord for any claimed damages or breaches of this Lease, except to the extent provided in Section 9.1 of this Lease.
18.2Tenant shall not for any reason withhold or reduce Tenant’s required payments of Rent and other charges provided in this Lease, it being agreed that the obligations of Landlord hereunder are independent of Tenant’s obligations except as may be otherwise expressly provided.
18.3The failure of a party to insist upon strict adherence to any term of this Lease on any occasion shall not be considered a waiver or deprive that party of the right to insist later on adherence thereto, or thereafter to insist upon strict adherence to that term or any other term of this Lease. To be effective, any waiver must be in a writing signed by an authorized representative of the party granting such waiver.
18.4Whenever a period of time is herein prescribed for action to be taken by either party, such party shall not be liable or responsible for and there shall be excluded from the computation of any such period of time, any delays due to Force Majeure (hereinafter defined). Force

Majeure shall not apply to either party’s obligation to make timely payments under this Lease. For the purposes of this Lease, “Force Majeure” shall mean Acts of God, labor disputes, acts of public enemies or terrorists, war, other military conflicts, blockades, insurrections, riots, epidemics, pandemics, quarantine restrictions, landslides, lightning, earthquake, fires, conflagration, storms, floods, washouts, arrests, civil disturbances, restraints by or actions of any governmental body (including export or security restrictions on information, material, personnel, equipment or otherwise), industry-wide shortages, industry-wide unavailability and any other acts or events whatsoever, whether or not similar to the foregoing, not within the control of the acting party.
18.5The laws of the State of New York, without regard to its conflicts of law provisions, shall exclusively govern the interpretation, validity, performance, and enforcement of this Lease. The venue for any action under this Lease shall be exclusive in the State of New York.
18.6If any provision of this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.
18.7No amendment or modification of this Lease shall be valid or binding upon the parties unless in a writing executed by each of the parties. Landlord and Tenant acknowledge that they are not relying on any other representation or promise by the other, or of any agency except as may be expressly set forth in this Lease.
18.8This Lease may be signed in one or more counterparts each of which deemed to be an original and all of which when taken shall constitute the same Lease. Any signed copy of this Lease made by photocopy, facsimile or PDF Adobe form, shall be considered an original.
18.9All exhibits and addenda attached to this Lease are incorporated into this Lease and made a part of the Lease. In the event of any conflict between such exhibits or addenda and the terms of this Lease, the exhibits or addenda will control.
18.10It is the express intention of both Landlord and Tenant that this Lease (including its accompanying addenda and exhibits) be considered a lease between Landlord and Tenant for all purposes, including federal and state tax purposes. Nothing in this Lease (including its accompanying addenda and exhibits) will be construed as creating a joint venture, partnership, tenancy-in-common, joint tenancy, financing, agency, or any relationship other than a landlord-tenant relationship between Landlord and Tenant, express or implied, including for federal and state tax purposes. Landlord and Tenant will treat this Lease (including its accompanying addenda and exhibits) as a lease in their separate books and records and in any reports to any third party.
18.11Each party represents to the other that it has the full right and authority to bind itself without the consent or approval of any other person or entity and that it has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder.
18.12Tenant may record this Lease or a short form or memorandum version hereof which is previously approved by Landlord.
18.13Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and the neuter genders. The words “breach” or “default” are used interchangeably herein and each shall be deemed to include the other.
18.14Section titles or captions contained in this Lease are inserted as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Lease or any provision hereof. No provision in this Lease is to be interpreted for or against either party because that party or its legal representative drafted such provision.
18.15In case suit shall be brought for any unlawful detainer of the Premises, for the recovery of any Rent or additional amounts due under the provisions of this Lease, or because of the breach or alleged breach of any other covenant herein contained, the prevailing party shall recover from the non-prevailing party all costs and expenses incurred therein, including reasonable attorneys’ fees and expenses incurred in enforcing any judgment.
18.16The covenants and conditions herein contained shall, subject to the provisions as to assignments, apply to and bind the heirs, successors, executors, administrators and assigns of the respective parties hereof.
[Remainder of Page Intentionally Left Blank; Signature Page(s) Follow]

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease on the date and year first above written.

LANDLORD:

FORT SCHUYLER MANAGEMENT COMPANY

By:	/s/ Timothy Taylor
Name:	Timothy Taylor
Title:	Chief Financial Officer

TENANT:

ATHENEX, INC.

By:	/s/ Johnson Yiu-Nam Lau
Name:	Johnson Yiu-Nam Lau
Title:	CFO

Exhibit A
Legal Description
SCHEDULE A
ALL THAT TRACT OR PARCEL OF LAND, situate in the Town of Dunkirk, County of Chautauqua and State of New York, being part of Lot 6 in Township 6 and Range 12 of the Holland Land Company’s survey, and more particularly described as follows: Beginning in the southeasterly line of East Lake Road (also known as Lake Shore Drive East or New York State Route 5) as now laid out and occupied (66 feet wide) at the point located 185.16 feet northeasterly along said southeasterly line of East Lake Road from the intersection thereof with the east line of City of Dunkirk; thence southeasterly at an interior angle of 94 degrees 04 minutes a distance of 511 feet along the easterly line of lands of True Temper Corporation (now or formerly) to a steel fence post at a deflection point therein, and passing through an existing iron pin located 17 feet southeasterly along the last described course from said southeasterly line of East Lake Road; thence northeasterly at an interior angle of 86 degrees 47 minutes a distance of 604.29 feet along said easterly line of lands of True Temper Corporation to an existing iron pin at a deflection point therein; thence southeasterly at an interior angle of 273 degrees 12 minutes a distance of 1083 feet along said easterly line of lands of true Temper Corporation to an existing iron pin in the northwesterly line of lands of the New York Central Railroad (now or formerly); thence northeasterly at an interior angle of 86 degrees 48 minutes a distance of 135 feet along said northwesterly line of railroad lands to an iron pin at a deflection point therein; thence southeasterly at an interior angle of 270 degrees 00 minutes a distance of 33 feet along said northwesterly line of railroad lands to an iron pin at a deflection point therein; thence northeasterly at an interior angle of 90 degrees 00 minutes a distance of 357.5 feet along said northwesterly line of railroad lands to an iron pin in the southwesterly line of lands of Heffernan (now or formerly); thence northwesterly at an interior angle of 90 degrees 39 minutes a distance of 1268.5 feet along said southwesterly line of Heffernan lands to an iron pin in the southeasterly line of lands conveyed from Vandette to Lawhon, Wallace and Wallace by deed recorded in Liber 248 of Deeds at page 228 in the office of the Chautauqua County Clerk; thence southwesterly at an interior angle of 88 degrees 26 minutes a distance of 170 feet along said southeasterly line of lands conveyed from Vandette to Lawhon, Wallace and Wallace to an existing iron pin at the southerly comer thereof; thence northwesterly at an interior angle of 271 degrees 34 minutes a distance of 220 feet along the southwesterly line of said lands conveyed from Vandette to Lawhon, Wallace and Wallace to an existing iron pin at the southerly comer of lands conveyed from Schweyen to Mekus by deed recorded in Liber 916 of Deeds at page 125 in the office of the Chautauqua County Clerk; thence southwesterly at an interior angle of 88 degrees 26 minutes a distance of 70 feet along the southeasterly line of lands conveyed from Schweyen to Kaleta by deed recorded in Liber 919 of Deeds at page 564 in the office of the Chautauqua County Clerk to an existing iron pin at the southerly comer thereof; thence northwesterly at an interior angle of 270 degrees 48 minutes a distance of 5 feet along the southwesterly line of said Kaleta lands to an existing iron pin in the southeasterly line of lands conveyed from Schweyen to Dubiel by deed recorded in Liber 931 of Deeds at page 104 in the office of the Chautauqua County Clerk; thence southwesterly at an interior angle of 89 degrees 12 minutes a distance of 140 feet along said southeasterly line of Dubiel lands and along the southeasterly line of lands conveyed from Schweyen to Bialaszewski by Deed recorded in Liber

1007 of Deeds at page 281 in the office of the Chautauqua County Clerk to an existing iron pin at the southerly comer of said Bialaszewski lands; thence northwesterly at an interior angle of 270 degrees 48 minutes a distance of 145 feet along the southwesterly line of said Bialaszewski lands to an existing iron pin in said southeasterly line of East Lake Road; thence southwesterly at an interior angle of 89 degrees 46 minutes a distance of 209.99 feet along said southeasterly line of East Lake Road to an existing iron pin the northeasterly line of lands conveyed from Schweyen to Gates by deed recorded in Liber 1049 of Deeds at page 35 in the office of the Chautauqua County Clerk; thence southeasterly at an interior angle of 89 degrees 29 minutes a distance of 145 feet along said northeasterly line of Gates lands to an existing iron pin at the easterly comer thereof; thence southwesterly at an interior angle of 270 degrees 00 minutes a distance of 147.5 feet along the southeasterly line of said Gates lands and along the southeasterly line of lands conveyed from Schweyen to Bekelske by deed recorded in Liber 963 of Deeds at page 155 in the office of the Chautauqua County Clerk to an existing iron pin at the southerly comer of said Bekelske lands; thence northwesterly at an interior angle of 271 degrees 11 minutes a distance of 145 feet along the southwesterly line of said Bekelske lands to an existing iron pin in said southeasterly line of East Lake Road; thence southwesterly along said southeasterly line of East Lake Road a distance of 290.01 feet to the point or place of beginning, and containing 21.6 acres of land more or less.
ALSO ALL THAT TRACT OR PARCEL OF LAND situate in the Town of Dunkirk, County of Chautauqua, State of New York, being part of Lot 6, Township 6, Range 12 of the Holland Land Company’s Survey and being a portion of property conveyed to MULDOWNEY DEVELOPMENT INC. (MULDOWNEY) per L. 2682 of Deeds, P. 729, and being more particularly described as follows:
Commencing at a point in the centerline of Lake Shore Drive East (NYS Rte. 5) with the intersection with the Town and City line of Dunkirk. Thence, the following 2 courses;
1.    Thence, North 55° 03’ 03” East, in the centerline of Lake Shore Drive East, a distance of 163.30 feet;
2.    Thence, South 30° 57’ 57” East, a distance of 544.55 feet to the point of beginning.
1.    Thence, North 55° 50’ 03” East, a distance of 604.29 feet;
2.    Thence, South 30° 57’ 57” East, a distance of 1083 feet to an iron pipe found in the northerly line of property now or formerly of Consolidation Rail Corp. (CRC):
3.    Thence, South 55° 50’ 03” West, in the northerly line of said CRC property, a distance of 217.65 feet;
4.    Thence, North 31° 21’ 05” West, a distance of 85.12 feet;
5.    Thence, South 55° 50’ 03” West, a distance of 79.35 feet;
6.    Thence, North 31° 21’05” West, a distance of 214.88 feet;
7.    Thence, South 55° 50’ 03” West, a distance of 232.48 feet;
8.    Thence, North 31° 21’ 05” West, a distance of 436.70 feet;
9.    Thence, North 88° 12’ 52” West, a distance of 81.00 feet;
10.    Thence, North 31° 16’ 32” West, a distance of 298.32 feet to the point of beginning.
Containing 521,860 square feet, (11.980+- acres).

Intending to describe “Lot 2” as shown on a plat titled “Subdivision Plan of property owned by N/F by MULDOWNEY DEVELOPMENT INC.” prepared by CHA Inc. project No. 30443.
The above premises are more recently described as shown on a survey map made by Frandina Engineering and Land Surveying, Inc. dated September 23, 2021, as follows:
ALL THAT TRACT OR PARCEL OF LAND, situate in the Town of Dunkirk, County of Chautauqua and State of New York, being part of Lot 6 in Township 6 and Range 12 of the Holland Land Company’s survey, and more particularly described as follows: Beginning in the southeasterly line of East Lake Road (also known as Lake Shore Drive East or New York State Route 5) as now laid out and occupied (66 feet wide) at the point located 185.16 feet northeasterly along said southeasterly line of East Lake Road from the intersection thereof with the east line of City of Dunkirk; thence southeasterly at an interior angle of 93 degrees 55 minutes 32 seconds a distance of 511.52 feet along the easterly line of lands of True Temper Corporation (now or formerly) to a deflection point therein; thence northeasterly at an interior angle of 86 degrees 48 minutes a distance of 604.29 feet along said easterly line of lands of True Temper Corporation to a deflection point therein; thence southeasterly at an interior angle of 273 degrees 12 minutes a distance of 1083.00 feet along said easterly line of lands of true Temper Corporation to the northwesterly line of lands of the New York Central Railroad (now or formerly); thence northeasterly at an interior angle of 86 degrees 48 minutes a distance of 135.00 feet along said northwesterly line of railroad lands to a deflection point therein; thence southeasterly at an interior angle of 270 degrees 00 minutes a distance of 33.00 feet along said northwesterly line of railroad lands to a deflection point therein; thence northeasterly at an interior angle of 90 degrees 00 minutes a distance of 356.75 feet along said northwesterly line of railroad lands to the southwesterly line of lands of Heffernan (now or formerly); thence northwesterly at an interior angle of 90 degrees 39 minutes 03 seconds a distance of 1268.32 feet along said southwesterly line of Heffernan lands to the southeasterly line of lands conveyed from Vandette to Lawhon, Wallace and Wallace by deed recorded in Liber 248 of Deeds at page 228 in the office of the Chautauqua County Clerk; thence southwesterly at an interior angle of 88 degrees 24 minutes 51 seconds a distance of 170.00 feet along said southeasterly line of lands conveyed from Vandette to Lawhon, Wallace and Wallace to the southerly comer thereof; thence northwesterly at an interior angle of 271 degrees 34 minutes a distance of 220.00 feet along the southwesterly line of said lands conveyed from Vandette to Lawhon, Wallace and Wallace to the southerly comer of lands conveyed from Schweyen to Mekus by deed recorded in Liber 916 of Deeds at page 125 in the office of the Chautauqua County Clerk; thence southwesterly at an interior angle of 88 degrees 26 minutes a distance of 70.00 feet along the southeasterly line of lands conveyed from Schweyen to Kaleta by deed recorded in Liber 919 of Deeds at page 564 in the office of the Chautauqua County Clerk to the southerly comer thereof; thence northwesterly at an interior angle of 270 degrees 48 minutes a distance of 5.00 feet along the southwesterly line of said Kaleta lands to the southeasterly line of lands conveyed from Schweyen to Dubiel by deed recorded in Liber 931 of Deeds at page 104 in the office of the Chautauqua County Clerk; thence southwesterly at an interior angle of 89 degrees 12 minutes a distance of 140.00 feet along said southeasterly line of Dubiel lands and along the southeasterly line of lands conveyed from Schweyen to Bialaszewski by Deed recorded in Liber 1007 of Deeds at page 281 in the office of the Chautauqua County Clerk to the southerly comer of said Bialaszewski lands; thence northwesterly at an interior angle of 270 degrees 48 minutes a distance of 145.00 feet along the southwesterly line of said Bialaszewski lands to said southeasterly line of East Lake Road; thence southwesterly at an interior angle of 89 degrees 50 minutes 44 seconds a distance of 209.72 feet along said southeasterly line of East Lake Road to the northeasterly line of lands conveyed from Schweyen to Gates by deed recorded in Liber 1049 of Deeds at page 35 in the office of the Chautauqua County Clerk; thence southeasterly at an interior angle of 89 degrees 24 minutes 05 minutes a distance of 145 .00 feet along said northeasterly line of Gates lands to the easterly comer thereof; thence southwesterly at an interior angle of 270 degrees 00 minutes a distance of 147.50 feet along the southeasterly line of said Gates lands and along the southeasterly line of lands conveyed from Schweyen to Bekelske by deed recorded in Liber 963 of Deeds at page 155 in the office of the Chautauqua County Clerk to an existing iron pin at the southerly comer of said Bekelske lands; thence northwesterly at an interior angle of 271 degrees 11 minutes a distance of 145.00 feet along the southwesterly line of said Bekelske lands to said southeasterly line of East Lake Road; thence southwesterly along said southeasterly line of East Lake Road a distance of 289.37 feet to the point or place of beginning, and containing 21.553 acres of land more or less.
ALSO ALL THAT TRACT OR PARCEL OF LAND situate in the Town of Dunkirk, County of Chautauqua, State of New York, being part of Lot 6, Township 6, Range 12 of the Holland Land Company’s Survey and being a portion of property conveyed to MULDOWNEY DEVELOPMENT INC. (MULDOWNEY) per L. 2682 of Deeds, P. 729, and being more particularly described as follows:
Commencing at a point in the centerline of Lake Shore Drive East (NYS Rte. 5) with the intersection with the Town and City line of Dunkirk. Thence, the following 2 courses;
Thence, North 55° 03’ 03” East, in the centerline of Lake Shore Drive East, a distance of 163.30 feet;
Thence, South 30° 57’ 57” East, a distance of 544.60 feet to the point of beginning.
Thence, North 55° 50’ 03” East, a distance of 604.29 feet;
Thence, South 30° 57’ 57” East, a distance of 1083 feet to an iron pipe found in the northerly line of property now or formerly of Consolidation Rail Corp. (CRC):
Thence, South 55° 50’ 03” West, in the northerly line of said CRC property, a distance of 217.65 feet;
Thence, North 31° 21’ 05” West, a distance of 85.12 feet;
Thence, South 55° 50’ 03” West, a distance of 79.35 feet;
Thence, North 31° 21’ 05” West, a distance of 214.88 feet;
Thence, South 55° 50’ 03” West, a distance of 232.48 feet;
Thence, North 31° 21’ 05” West, a distance of 436.70 feet;
Thence, North 88° 12’ 52” West, a distance of 81.00 feet;
Thence, North 31° 16’ 32” West, a distance of 298.32 feet to the point of beginning.
Containing 521,860 square feet, (11.980+- acres).
Intending to describe “Lot 2” as shown on a plat titled “Subdivision Plan of property owned by N/F by MULDOWNEY DEVELOPMENT INC.” prepared by CHA Inc. project No. 30443

Exhibit B
Listing of Manufacturing Equipment
[To be determined in accordance with Section 1.3].